Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NB Merger Corp. on Amendment No 1 for Form S-4 (File No. 333-251559) of our report dated March 30, 2020 with respect to our audits of the financial statements of Newborn Acquisition Corp. as of December 31, 2019 and for the period from April 12, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

January 22, 2021

www.marcumbp.com